Exhibit 99.1

     Media Contacts:
     Stephanie Taliaferro, Sprint
     Voice 913-794-3658
     Stephanie.c.taliaferro@mail.sprint.com

     Joe Karp, GoAmerica
     Voice 201-527-1518
     TTY 201-527-1520
     jkarp@goamerica.com

     SPRINT to Launch SPRINT RELAY WIRELESSSM
     New Service to Make Mobile Access to Sprint Relay Online Quick and Easy

     Overland Park, KS--May 5, 2004--Sprint (NYSE: FON) today announced Sprint Relay WirelessSM powered by GoAmericaTM, an easy way to make a relay call while mobile. Based on technology developed by GoAmerica (NASDAQ: GOAM), the provider of WyndTell(R) service, Sprint Relay Wireless enables users, for the first time, to connect to Sprint Relay OnlineSM from virtually anywhere using a choice of wireless handheld devices and pagers.

     "Sprint Relay Wireless effectively makes calling via relay--from the park, the restaurant, or even the backyard--as easy as connecting to Sprint Relay Online from a computer," said Mike Ligas, region vice president, Sprint Relay. "We're excited to continue delivering on our commitment to provide anytime, anyplace communication for the deaf and hard of hearing communities. Working with GoAmerica was a great match because of their experience in wireless technology as well as their experience with their WyndTell customer base."

     Sprint will demonstrate Sprint Relay Wireless at the Deaf Expo East show on May 7 and 8 in Fort Washington, Pa. and DeafNation show on May 8 in Hartford, Ct and the service will be widely available on a variety of handheld devices by the end of June. The service will be free to use.


     "Our WyndTell customers have expressed a strong desire to access relay from their wireless devices," said Joe Karp, vice president of marketing for GoAmerica. "Building the technology and extending access to Sprint Relay Online was the natural choice given the popularity of the Sprint service within the Deaf Community."

     Sprint Relay Wireless blends the easy-to-use capabilities of Sprint Relay Online with the power of WyndTell service. The service is immediately accessible through the RIM 950 pager running WyndTell service. By the end of May, the service will be available on the RIM 850 and RIM 857 devices running WyndTell or Deafwireless service, and on an additional device by the end of June. Those interested in the service can send an email including contact information to srw@goamerica.com, then an email alert will be sent as soon as the service is available on the additional handheld devices.


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     Users of WyndTell service via the RIM 950 device can access Sprint Relay
     Wireless by choosing "Relay" in the service's TTYchat feature. Then they simply choose a number to be dialed from their address book, or enter a new number. Once entered, the call proceeds as a standard relay call with the operator and user interacting on the wireless device, as they would on a computer connected to Sprint Relay Online. RIM users also can copy and paste or save transcripts of relay conversations.

     "When we developed this service, we wanted to make sure it felt as natural to use as Sprint's popular online service," said Karp. "Simple things like the ability to dial people already entered in the user's address book, the ability to save conversations and having a recent call list turned out to be very important to users."

     Sprint Relay Portfolio of Services

     Sprint has nearly 14 years of experience in providing relay services to persons who are deaf, hard of hearing, deaf-blind or speech disabled to communicate with hearing persons on the phone. Sprint offers relay services through an intelligent platform to 32 states, the Commonwealth of Puerto Rico and the federal government. Sprint's experience in the field provides the assurance that all Sprint Relay services (TTY, internet, video, CapTel and Conference Captioning) will meet or exceed Federal Communications Commission requirements for telecommunications relay services (TRS). Wireless Relay service is available 24 hours a day, 365 days a year, with no restrictions on the number of calls placed or call length. For more information visit www.sprintrelay.com.

     Sprint Government Systems Division (www.sprint.com/gsd) is based in Herndon, Va., and offers the full range of Sprint product and service offerings for federal and state government customers.

     About Sprint

     Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 65,000 employees worldwide and over $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.

     About GoAmerica

     GoAmerica is the leading provider of wireless telecommunications services for people with hearing loss. The company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell--a GoAmerica Service--is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.